AMENDING AGREEMENT

THIS AMENDING AGREEMENT is dated as of the 26th day of September, 2011 (the “Effective Date”).

BETWEEN

ALMADEN MINERALS LTD., a body corporate amalgamated under the laws of British Columbia, having an address at Suite 1103, 750 West Pender Street, Vancouver, B.C.  V6C 2T8

OF THE FIRST PART

AND:

0919921 B.C. LTD., a body corporate incorporated under the laws of British Columbia, having an address at Suite 2184, 1055 Dunsmuir Street, Vancouver, B.C.  V7X 1L3

OF THE SECOND PART

AND:

GOLDGROUP MINING INC., a body corporate continued under the laws of British Columbia, having an address at Suite 2184, 1055 Dunsmuir Street, Vancouver, B.C.  V7X 1L3

OF THE THIRD PARTY

WHEREAS the parties hereto entered into a retained interest agreement dated September 23, 2011 (the “Retained Interest Agreement”) and the parties wish to amend the Retained Interest Agreement;

NOW THEREFORE in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

1.1 Defined Terms.  In this Amending Agreement all capitalized terms not otherwise defined herein shall have the meaning given to them in the Retained Interest Agreement.

1.2 Amendment.  The definition of Closing Date in Schedule “C” of the Retained Interest Agreement is deleted in its entirety and hereby replaced as follows:

“Closing Date” shall mean the date that is 10 business days after the Parties receive acceptance for filing by the Exchange of this Agreement including the authorization of the allotment and issue of the common shares of Goldgroup as provided in Section 3 of this Agreement.

1.3 Further Assurances. The parties will execute all other documents and instruments and do all other things necessary to implement and carry out the terms of this Amending Agreement.

1.4 Full Force and Effect.  Save and except as amended hereby, all other terms and conditions of the Retained Interest Agreement shall continue in full force and effect.

1.5 Amendments.  No term or provision of this Amending Agreement may be amended except by written instrument signed by each of the parties.

1.6 Binding Effect.  This Amending Agreement shall be binding upon and enure to the benefit of the parties to this Amending Agreement and their respective heirs, executors, administrators, personal representatives, successors and assigns.

1.7 Counterparts.  This Amending Agreement may be executed by facsimile or other means of electronic communication and in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same instrument.

1.8 Governing Law.  This Amending Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF the parties hereto have caused this Amending Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ALMADEN MINERALS LTD.

By	/s/Duane Poliquin
Authorized Signatory

0919921 B.C. LTD.

By	/s/John Sutherland
Authorized Signatory

GOLDGROUP MINING INC.

By	/s/John Sutherland
Authorized Signatory